EXHIBIT 21.1

MAGMA DESIGN AUTOMATION, INC.

List of Subsidiaries

1. Magma Design Automation K.K. (Japan)

2. Magma Design Automation Ltd. (United Kingdom)

3. Magma Design Automation Limited GmbH (Germany)

4. Magma Design Automation Ltd. (Israel)

5. Magma Design Automation BV (Netherlands)

6. Magma Korea (Korea)

7. Magma Design Automation Corp. (Canada)

8. Beijing Magma Design Automation, Inc. (Peoples Republic of China)

9. Magma Design Automation India Private Limited (India)

10. Magma Taiwan Ltd. (Taiwan)

11. Magma Design Automation SARL (France)

12. Magma Services, Inc. (Delaware)